Exhibit 99.1

Synacor Exceeds Second-Quarter 2017 Financial Guidance;

Remains on Path to ‘3/30/300’

•	Q2 2017 revenue of $31.2 million, exceeds the guidance range
•	AT&T portal product implementation, rollout and migration have been completed as planned; engagement metrics look strong; monetization at a deliberate pace
•	Expanded partnerships with current customers, and added new email and Cloud ID customers

BUFFALO, N.Y., August 9, 2017 – Synacor, Inc. (NASDAQ: SYNC), the trusted multiscreen technology and monetization partner for video, internet and communications providers, device manufacturers, and enterprises, today announced its financial results for the quarter ended June 30, 2017.

“We delivered a solid quarter, exceeding our revenue and adjusted EBITDA guidance,” said Synacor CEO Himesh Bhise. “The AT&T portal product rollout and migration has been completed as planned, and I am particularly pleased to see that engagement and customer satisfaction are strong.”

“We remain well positioned in the growing digital markets that we serve. Given the product success at AT&T and our strong pipeline of revenue opportunities, we remain committed to our target of $300 million in revenue and $30 million in adjusted EBITDA in 2019,” said Bhise.

Recent Highlights…

•	Successfully rolled out the new ATT.net portal across the country and completed the migration of the installed base of desktop, mobile, and tablet users to the new experience

•	Renewed partnerships with several portal and email customers including Cincinnati Bell and GCI
•	Expanded Advanced Cloud ID partnerships with many operators including Dish, SlingTV, and GCI

•	Enabled subscriber access to Game of Thrones’ record-breaking seventh season premiere for HBO Go, proving the scalable and reliable nature of our Advanced Cloud ID solution

•

Continued to add a growing list of international enterprise and government email customers, such as Wistron NeWeb Corporation, a Taiwanese manufacturing company; Bluecom, a French software company; and the Indonesian Department of Transportation

Q2 2017 Financial Results

Revenue: For the second quarter of 2017, total revenue was $31.2 million, exceeding the Company’s financial guidance, an increase of 18% over the first quarter of 2017, and 2% over the second quarter of 2016.

Net Income: For the second quarter of 2017, net loss was $3.3 million, compared with a net loss of $6.7 million in the first quarter of 2017 and a net loss of $2.8 million in the second quarter of 2016, reflecting some customer-driven product development investment.  Earnings per share, or EPS, was a loss of $0.09 in the second quarter of 2017, compared with a loss of $0.21 in the first quarter of 2017 and flat with the second quarter of 2016.

Adjusted EBITDA: For the second quarter of 2017, adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA), which excludes stock-based compensation expense, was $0.2 million, exceeding the Company’s financial guidance, compared with ($3.3) million in the first quarter 2017 and $0.3 million for the second quarter of 2016, reflecting some customer-driven product development investment.

Cash: The Company ended the second quarter of 2017 with $23.0 million in cash and cash equivalents, compared with $11.3 million at the end of the prior quarter. This includes $20 million raised in April 2017 from an equity offering, net of underwriting costs and commissions, and the repayment of $5 million under the Company’s line of credit.

Guidance

“The joint AT&T-Synacor team has made the strategic decision to prioritize portal engagement right now over monetization.  We are seeing the results of this focus in deeper engagement metrics. We are already generating revenue from this new consumer experience, but we expect that additional monetization tactics will be turned on at a more deliberate pace, which will result in a longer ramp to full monetization. As a result, a significant portion of the revenue that we were expecting in Q3 and Q4 this year is delayed to 2018, and we are adjusting our financial guidance for 2017 accordingly. We believe that this engagement-focused strategy ultimately leads to a stronger, more sustainable business,” concluded Bhise.

Based on information available as of August 9, 2017, the Company is providing financial guidance for the third quarter and fiscal 2017 as follows:

•

Q3 2017 Guidance: Revenue for the third quarter of 2017 is projected to be in the range of $35.0 million to $40.0 million. The Company expects to report a net loss of $0.7 million to $3.0 million and adjusted EBITDA of $0.5 million to $2.5 million, which excludes stock-based compensation expense of $0.7 million to $0.8 million, depreciation and amortization of $2.2 million to $2.4 million and tax, interest expense and other income and expense of $0.3 million.

•

Fiscal 2017 Guidance: Revenue for the full year of 2017 is projected to be in the range of $140 million to $150 million, adjusted from the previous range of $160 million to $170 million. The Company expects to report a net loss in the range of $9.3 million to $13.9 million, from the previous range of a net loss of $2.8 million to $8.0 million and adjusted EBITDA in the range of $0.0 million to $4.0 million, from the previous range of $6.0 million to $10.0 million, which excludes stock-based compensation expense of $2.7 million to $2.9 million, depreciation and amortization of $8.8 million to $9.2 million, and tax, interest expense, capitalized software impairment, and other income and expense of $1.8 million. Net income and adjusted EBITDA guidance include customer-driven product development investment in advance of revenue.

Conference Call Details

Synacor will host a conference call today at 5 p.m. ET to discuss the second-quarter financial results with the investment community. The live webcast of Synacor’s earnings conference call can be accessed at http://investor.synacor.com/events.cfm. To participate, please login approximately ten minutes prior to the webcast. For those without access to the internet, the call may be accessed toll-free via phone at (833)

235-2655, with conference ID 62551304, or callers outside the U.S. may dial (647) 689-4151. Following completion of the call, a recorded webcast replay will be available on Synacor's website. To listen to the telephone replay, call toll-free (800) 585-8367, or callers outside the U.S. may dial (416) 621-4642. The conference ID is 62551304.

About Synacor

Synacor (NASDAQ: SYNC) is the trusted technology development, multiplatform services and revenue partner for video, internet and communications providers, device manufacturers, governments and enterprises. Synacor’s mission is to enable its customers to better engage with their consumers. Its customers use Synacor’s technology platforms and services to scale their businesses and extend their subscriber relationships. Synacor delivers managed portals, advertising solutions, email and collaboration platforms, end-to-end video solutions and cloud-based identity management. www.synacor.com

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP).

We report adjusted EBITDA because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors.

For a reconciliation of adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, please refer to the table “Reconciliation of GAAP to Non-GAAP Measures” in this press release.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements concerning Synacor's expected financial performance (including, without limitation, its expectations related to the AT&T contract, its third-quarter and fiscal year 2017 and three-year guidance, the statements and quotations from management and Synacor's strategic and operational plans. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions.  If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the Company's results could differ materially from the results expressed or implied by the forward-looking statements the Company makes.

The risks and uncertainties referred to above include - but are not limited to - risks associated with: execution of our plans and strategies, including execution against our agreement with AT&T; the pace and degree to which the AT&T portal can be monetized; the loss of a significant customer; our ability to obtain new customers; our ability to integrate the assets and personnel from acquisitions; expectations regarding consumer taste and user adoption of applications and solutions; developments in internet browser software and search advertising technologies; general economic conditions; expectations regarding the Company's ability to timely expand the breadth of services and products or introduction of new services and products; consolidation within the cable and telecommunications industries; changes in the competitive dynamics in the market for online search and digital advertising; the risk that security measures could be breached and unauthorized access to subscriber data could be obtained; potential third party intellectual property infringement claims or other legal claims against Synacor; and the price volatility of our common stock.

Further information on these and other factors that could affect the Company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled "Risk Factors" in the Company's most recent Form 10-K filed with the SEC. These documents are available on the SEC Filings section of the Investor Information section of the Company's website at http://investor.synacor.com/. All information provided in this release and in the attachments is available as of August 9, 2017, and Synacor undertakes no duty to update this information.

Contacts

Investor Contact:

Matt Roache

Sharon Merrill Associates

ir@synacor.com

716-362-3309

Press Contact:

Matt Wolfrom, VP, Corporate Communications

Synacor

Matt.Wolfrom@synacor.com

716-362-3880

Synacor, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2017	December 31, 2016
Assets		
Current assets:		
Cash and cash equivalents	$ 22,983	$ 14,315
Accounts receivable, net	17,775	27,386
Prepaid expenses and other current assets	5,018	4,862
Total current assets	45,776	46,563
Property and equipment, net	18,338	14,406
Goodwill	15,949	15,943
Intangible assets	13,766	14,837
Other long-term assets	1,616	1,650
Total Assets	**$ 95,445**	**$ 93,399**
Liabilities and Stockholders' Equity		
Current liabilities:		
Accounts payable	$ 15,960	$ 18,769
Accrued expenses and other current liabilities	7,080	11,684
Current portion of deferred revenue	12,350	12,149
Current portion of capital lease obligations	1,892	982
Total current liabilities	37,282	43,584
Long-term portion of capital lease obligations	2,897	1,014
Deferred revenue	2,952	3,917
Long-term debt	—	5,000
Other long-term liabilities	429	235
Total Liabilities	**43,560**	**53,750**
Stockholders' Equity:		
Common stock	391	316
Treasury stock	(1,664)	(1,547)
Additional paid-in capital	139,913	117,747
Accumulated deficit	(86,782)	(76,850)
Accumulated other comprehensive income (loss)	27	(17)
Total stockholders' equity	51,885	39,649
Total Liabilities and Stockholders' Equity	**$ 95,445**	**$ 93,399**